Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact:

Holly Burkhart

Spansion, Inc.

+1-408-616-1170

Investor Contact:

Ken Tinsley

Spansion, Inc.

+1-408-616-7837

Spansion Reports Third Quarter 2008 Results

Company Posts Third Consecutive Quarterly Increase in Net Sales

SUNNYVALE, Calif., October 15, 2008 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced results for the third quarter ended September 28, 2008.

Net sales for the third quarter of 2008 were $631 million, up 3 percent compared to the prior quarter, and up 3 percent compared to the third quarter of 2007, driven by significant segment share gains in the wireless segment and continued strong performance by the company’s Consumer, Set Top Box and Industrial Division (CSID.)

During the third quarter 2008, gross margin was approximately 14 percent. The sequential decline in gross margin was primarily due to a larger than expected drop in ASP per bit at 10 percent quarter on quarter. As a result, Spansion elected to exit its least profitable business, the 90nm content delivery business, monetized the inventory and wrote down related assets, resulting in an approximate $13 million impact to gross profit. Operating loss for the third quarter 2008 was approximately $86 million.

In the third quarter Spansion achieved internal qualifications of multiple MirrorBit NOR devices for wireless applications. Due to the delay of certain SP1 customer qualifications and softness in the Japan handset market, the third quarter revenue from SP1 was lower than expected. Additional qualifications are expected in the fourth quarter including server and CSID products, positioning SP1 to begin to ramp significant NOR revenue in the fourth quarter and for Spansion to take full advantage of SP1 in 2009.

“Our sales growth for the third quarter in this business environment was a great achievement,” said Bertrand Cambou, president and CEO of Spansion Inc. “I am pleased with the segment share gains in wireless driven by strength in North America, Korea and Europe. During the third quarter, Spansion had solid improvements in manufacturing efficiency, reduced inventory, and made significant progress in finalizing customer qualifications at SP1. In light of current market conditions, we are taking very aggressive action to considerably reduce our cost structure and enhance our cash position.”

Restructuring

Spansion is focusing on its own core competencies and is establishing strategic alliances with industry leading partners in final manufacturing. As part of this effort, Spansion has signed a non-binding Memorandum of Understanding with Advanced Semiconductor Engineering Incorporated (ASE), the world’s largest provider of independent semiconductor manufacturing services in assembly and test, to establish a joint venture that will include the Spansion Suzhou, China final manufacturing facility. Upon the completion of this transaction the joint venture is expected to allow management to reduce capital expenditures and increase asset utilization through greater economies of scale. ASE and Spansion plan to complete a definitive agreement in the fourth quarter 2008. The Suzhou facility is Spansion’s flagship final manufacturing factory, with approximately 1100 employees.

As a result of the cost cutting programs initiated in the second quarter 2008, Spansion drove down sequential operating expenses by $6 million in the third quarter 2008. During the third quarter, Spansion intensified its cost-cutting activities, with a broad-based set of actions including: salary reductions; cutting capital spending; freezing headcount; cutting research and development projects and reducing administrative expenses.

Division Highlights

In the third quarter 2008, Spansion’s Consumer, Set-top Box and Industrial Division (CSID) continued its strong performance, following substantial growth and segment share gains in the second quarter 2008. CSID reported net sales of $305 million for the third quarter 2008, slightly down from the second quarter 2008 and up compared to third quarter 2007. CSID had another strong quarter in a segment where Spansion commands clear segment leadership with noticeable strength in Europe and North America driven by growth in high density MirrorBit Flash memory sales.

The company’s Wireless Solutions Division (WSD) reported net sales increased 8% sequentially to $320 million for the third quarter of 2008, and were up compared to the third quarter 2007. Robust third quarter sales in North America, Korea, China and Europe more than offset an industry slowdown in the Japan handset market. WSD experienced significant segment share gains and successfully increased price in select segments. During the quarter, WSD increased total units shipped by approximately 10 million driven by growth in the mid-range handset segment.

Additional Highlights

•

Spansion led NOR Flash memory segment share for the eleventh consecutive quarter with nearly 40 percent share and ranked the third largest supplier in the overall Flash memory market according to market research firm, iSuppli.

•

The company unveiled plans for the industry’s first charge-trapping NAND flash memory, the MirrorBit ORNAND2 product family featuring the highest performance in the NAND segment. As part of this strategy, Spansion established an alliance with SMIC to produce Spansion Flash memory products at a fabrication facility in Wuhan, China, owned by Wuhan Xinxin Semiconductor Manufacturing.

•

Spansion was awarded most innovative Flash memory technology for Spansion® EcoRAM™ product during the 2008 Flash Memory Summit. Spansion is currently working closely with key end-customers globally to alpha-test Spansion EcoRAM memory-based systems.

Spansion’s outlook for the fourth quarter of 2008 is based on current expectations and subject to various factors including those set forth in the Cautionary Statement below.

Bertrand Cambou, president and CEO of Spansion Inc. commented on the outlook for the fourth quarter, “While we remain optimistic about Spansion’s long-term opportunity, our expectations for the fourth quarter are tempered due to the uncertain economic environment.”

Fourth Quarter of 2008 Outlook

•	Spansion expects net sales for the fourth quarter of 2008 to decline slightly compared to the prior quarter;

•	Gross margin for the fourth quarter of 2008 is expected to be flat to up compared to the prior quarter;

•	SG&A and R&D expenses are expected to be down approximately $10 million in aggregate compared to the prior quarter;

•

Capital expenditures for the fourth quarter of 2008 are expected to be approximately $40 million reducing the full year 2008 capital expenditure outlook to approximately $435 million, down from the previous outlook of less than $500 million. Spansion expects capital spending to remain at a maintenance level at approximately $40 million per quarter between now and mid-2009; and

•

Free cash flow is expected to be positive during the fourth quarter of 2008. (Note: free cash flow positive, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities minus capital expenditures.)

Investor Conference Call

Spansion will host a conference call today, October 15, 2008, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at http://www.spansion.com. In addition, we are providing a slide presentation regarding our quarterly results and other financial information, which will be posted to the company’s web site immediately prior to the conference call. The slide presentation will be available for viewing in the Investor Relations section of the company’s web site at http://www.spansion.com although we reserve the right to discontinue that availability at any time. A replay of the call will be made available on the company’s investor relations web site at http://www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements under the caption “Fourth Quarter of 2008 Outlook” with respect to Spansion’s expectations for net sales, gross margins, SG&A and R&D expenses in its fourth quarter of 2008, Spansion’s expectations for capital expenditures in the fourth quarter and on a quarterly basis through mid-2009, and Spansion’s expectations to be free cash flow positive in the fourth quarter; statements with respect to realizing NOR revenue from SP1 in the fourth quarter and 2009 and finalizing customer qualifications at SP1; Spansion’s expectations with respect to its ability to significantly reduce costs and enhance its cash position as a result of potential strategic alliances and Spansion’s other cost reduction efforts, Spansion’s expectations regarding entering into definitive agreements with ASE in the fourth quarter and the anticipated benefits from such potential transaction, and Spansion’s expectations regarding potential benefits from working closely with key end-customers with respect to Spansion EcoRam memory-based systems. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include demand for the company’s Flash memory products will be lower than currently expected; that average selling prices may decline; loss of key intellectual property arrangements creates a greatly increased risk of patent or other intellectual property infringement claims; the high cyclicality of the Flash memory market which has experienced severe downturns; that adverse financial market conditions may impeded access to or increase the cost of financing operations and investments; that Spansion may not be effective in expense reduction efforts; that OEMs will increasingly choose NAND-based Flash memory products over the company’s MirrorBit architecture-based Flash memory products for their applications; that the company has a significant amount of debt, and such debt could subject us to restrictive covenants; that the company may not achieve facilities and capacity implementation schedules as a result of factors such as insufficient cash flows and unavailable external financing; that the company may lose a key customer, or experience a reduction of demand from a key customer; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company may fail to successfully develop next generation products; customers’ ability to change booked orders may lead to excess inventory; that the company’s investments in research and development may not lead to timely improvements in technology; that the company may experience manufacturing constraints or fail to achieve manufacturing efficiencies; the company may experience manufacturing disruptions of suppliers interrupt supply or increase prices for raw materials; that Spansion may not realize the expected value of Saifun’s NROM technology; the merger with Saifun may not result in benefits that Spansion anticipates as a result of integration or other challenges; intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of its products; risks related to the negotiation, entry into and closing of the definitive agreements with ASE and Spansion’s ability to realize the expected benefits from such transaction; and risks associated with general economic conditions. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2008. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (Nasdaq: SPSN - News) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing, selling and licensing Flash memory solutions. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, MirrorBit® Eclipse(TM), ORNAND(TM), ORNAND2(TM), HD-SIM(TM) and combinations thereof, are trademarks of Spansion LLC in the U.S. and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Source: Spansion Inc.

(Logo: http://www.newscom.com/cgi-bin/prnh/20060118/SFW077LOGO)

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Sep. 28 2008 (Unaudited)	Jun. 29 2008 (Unaudited)	Sep. 30, 2007 (Unaudited)
Net sales	$630,860	$612,720	$611,069
Cost of sales (*)	544,273	503,571	499,758

Gross profit	86,587	109,149	111,311
Other expenses:
Research and development	106,845	108,303	111,248
Sales, general and administrative	64,094	68,264	59,193
Restructuring charges (*)	1,377	9,922	—

Operating loss	(85,729)	(77,340)	(59,130)
Interest and other income (expense), net	1,432	2,536	6,835
Interest expense	(24,853)	(27,663)	(23,628)

Loss before income taxes	(109,150)	(102,467)	(75,923)
Provision (benefit) for income taxes	9,583	(1,824)	(4,320)

Net loss	$(118,733)	$(100,643)	$(71,603)

Net loss per common share
Basic and diluted (**)	$(0.74)	$(0.63)	$(0.53)

Shares used in per share calculation
- Basic and diluted (**)	160,687	160,196	135,049

*	Restructuring charges included $1,489 and $3,123 related to cost of sales for the quarter ended Sep 28, 2008, and Jun. 29, 2008, respectively.

**	Shares used in per share calculation is computed based on the weighted-average number of common shares outstanding during the period. The shares used in net loss per common share calculation for the quarters ended Sep. 28, 2008 and Jun. 29, 2008 included 22,729 thousand of weighted-average common shares, related to the acquisition of Saifun Semiconductors Ltd.

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Sep. 28 2008	Jun. 29 2008	Dec. 30 2007*
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$152,107	$240,442	$199,092
Marketable securities	107,382	108,479	216,650
Accounts receivable, net	393,064	371,399	379,962
Inventories	614,717	636,389	583,869
Deferred income taxes	13,976	29,133	26,607
Prepaid expenses and other current assets	48,903	43,277	46,452

Total current assets	1,330,149	1,429,119	1,452,632
Property, plant and equipment, net	2,308,480	2,365,211	2,271,964
Deferred income taxes	43,240	40,014	29,957
Acquisition related intangible assets, net	57,761	60,437	—
Goodwill	18,506	19,289	—
Other assets	81,771	85,619	61,092

Total Assets	$3,839,907	$3,999,689	$3,815,645

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable to banks under revolving loans	$130,411	$128,930	$—
Accounts payable and accrued liabilities	685,038	694,255	643,764
Accrued compensation and benefits	76,960	78,099	60,778
Income taxes payable	608	4,809	13,818
Deferred income on shipments to distributors	52,826	46,688	39,957
Current portion of long-term debt and capital lease obligations	146,831	144,767	101,797

Total current liabilities	1,092,674	1,097,548	860,114
Deferred income taxes	4,260	7,023	186
Long-term debt and capital lease obligations	1,278,246	1,312,377	1,299,536
Other long-term liabilities	22,429	28,595	23,361
Stockholders’ equity	1,442,298	1,554,146	1,632,448

Total liabilities and stockholders’ equity	$3,839,907	$3,999,689	$3,815,645

*	Derived from the December 30, 2007 audited financial statements of Spansion Inc.

Spansion Inc.

Selected Cash Flow Information

(In millions)

	Quarter Ended
	Sep. 28,	Jun. 29,	Sep. 30
	2008	2008	2007
Depreciation & Amortization	$158	$162	$130
Amortization of intangibles and other acquisition-related costs	$3	$3	$—
Purchases of property, plant and equipment	$110	$110	$195